RESTATED CERTIFICATE OF INCORPORATION

                                 OF

                       SECURACOM, INCORPORATED

                    Pursuant to Section 245 of the
           General Corporation Law of the State of Delaware

         Securacom, Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. This Restated Certificate of Incorporation of the Corporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation and was duly authorized by the stockholders of the Corporation pursuant to Section 228 of the General Corporation Law of the State of Delaware, after first having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the state of Delaware.

         2. The capital of the Corporation will not be reduced under, or by reason of, the amendments set forth herein to the Certificate of Incorporation of the Corporation.

         3. The text of the Certificate of Incorporation of the Corporation is hereby restated and further amended to read in its entirety as follows:

                               ARTICLE I

         The name of the Corporation is Securacom, Incorporated.

                              ARTICLE II

         The period of its duration is perpetual.

                              ARTICLE III

         The purpose for which the Corporation is organized is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Delaware General Corporation Law.

                                ARTICLE IV

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is 25,000,000, of which (a) 5,000,000 shares, par value $0.01 per share, are to be designated "Preferred Stock" (the "Preferred Stock") (b) 20,000,000 shares, par value $0.01 per share, are to be of a class designated "Common Stock" (the "Common Stock").


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         The designations, powers, preferences and rights and qualifications, limitations, or restrictions of the Preferred Stock and the Common Stock are as follows:

A.       PREFERRED STOCK

         The Board of Directors is authorized and empowered to designate the rights, preferences, and restrictions of shares of Preferred Stock from time to time in accordance with the following:

         1. The Board of Directors is hereby authorized to issue the Preferred Stock from time to time in one or more series, which Preferred Stock shall be preferred to the Common Stock as to dividends and distribution of assets of the Corporation on dissolution, as hereinafter provided, and shall have such distinctive designations as may be stated in the Certificate of Designation providing for the issue of such stock adopted by the Board of Directors pursuant to Section 151(g) of the Delaware General Corporation Law. In such Certificate of Designation providing for the issue of shares of each particular series, the Board of Directors is hereby expressly authorized and empowered to fix the number of shares constituting such series and to fix the relative rights and preferences of the shares of the series so established to the full extent allowable by law except as otherwise provided herein and except insofar as such rights and preferences are fixed herein. Such authorization in the Board of Directors shall expressly include the authority to fix and determine the relative rights and preferences of such shares in the following respects:

         (a)      The rate of dividend;

         (b) Whether shares can be redeemed or called and, if so, the redemption or call price and terms and conditions of redemption or call;

         (c) The amount payable upon shares in the event of voluntary and involuntary liquidation;

         (d) The purchase, retirement, or sinking fund provisions, if any, for the call, redemption, or purchase of shares;

         (e) The terms and conditions, if any, on which shares may be converted into Common Stock or any other securities;

         (f) Whether or not shares have voting rights, and the extent of such voting rights, if any, including the number of votes per share; and

         (g) Whether or not shares shall be cumulative, non-cumulative, or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.


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         All shares of the Preferred Stock shall be of equal rank and shall be identical, except in respect to the particulars that may be fixed by the Board of Directors as hereinabove provided in this Article IV and which may vary among the series.

         2. The holders of Preferred Stock are entitled to receive, when, as, and if declared by the Board of Directors, but only from funds legally available for the payment of dividends, cash dividends at the annual rate for each particular series as theretofore fixed and determined by the Board of Directors as hereinabove authorized, and to more; such dividends to be payable before any dividend on Common Stock shall be paid or set apart for payment.

         3. In the event of any dissolution, liquidation, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in any Certificate of Designation providing for the issue of any particular series of Preferred Stock, plus an amount equal to any dividends payable to such holder which are then unpaid, either under the provisions of the Certificate of Designation adopted by the Board of Directors providing for the issue of such series of Preferred Stock or by declaration of the Board of Directors, on each such share up to the date fixed for distribution, and no more, before any distribution shall be made to the holders of Common Stock. Neither the merger or consolidation of the Corporation, nor the sale, lease, or conveyance of all or a part of its assets shall be deemed to be a dissolution, liquidation, or winding up of the affairs of the Corporation unless otherwise stated by the Board of Directors with respect to such series.

B.       COMMON STOCK

         1. Whenever dividends upon the Preferred Stock at the time outstanding shall have been paid in full for all past dividend periods or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor.

         2. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner: if any Preferred Stock is then outstanding and if payment has been made to the holders of the such Preferred Stock of the full amount to which they shall be entitled then the holders of the Common Stock shall be entitled to share in all remaining assets of the Corporation available for distribution to its stockholders on a share for share basis.

         3. Each holder of Common Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation.



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                                ARTICLE V

         Except as provided elsewhere in this Certificate of Incorporation, the preemptive rights of any shareholder of the Corporation to acquire additional, unissued, or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of the Corporation, is hereby denied; provided, however, that nothing herein shall preclude the Corporation from granting preemptive rights by contract or agreement to any person, corporation, or other entity.

                                 ARTICLE VI

         Cumulative voting by the shareholders of the Corporation at any election of directors of the Corporation is hereby prohibited.

                                  ARTICLE VII

         The street address of the Corporation's registered office is .

                                  ARTICLE VIII

         1. Number. The number of directors of the Corporation may be fixed by the Bylaws.

         2. Powers. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

         (a)      To make, alter, or repeal the Bylaws of the Corporation;

         (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

         (c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; and

         (d) By a majority of the whole Board of Directors, to designate one or more committees, each committee to office for a term expiring at the annual meeting of stockholders held in the year following the year of their election.

     3. Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies of the Board of Directors resulting from death, resignation, disqualification, removal, or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding

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sentence shall hold office for the remainder of the full term and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     4. Removal. Any director may be removed from office for cause by the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

         5. Amendment or Repeal. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal Sections 3, 4, or 5 of this Article VIII.

                                    ARTICLE IX

         1. Location of Meetings; Books and Records; Use of Ballots in the Elections of Directors. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

         2. Actions by Shareholders; Special Meetings: Amendment. Any action required or permitted to be taken by the stockholders of the Corporation must be affected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the President, or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Section 2 of this Article IX.

                                   ARTICLE X

         To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director.



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                                   ARTICLE XI

         1. Right to Indemnification. Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorney's fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in section 3 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

         2. Right to Advancement of Expenses. The right to indemnification conferred in section 1 of this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article XI or otherwise.

         3. Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in sections 1 and 2 of this Section shall be contract rights. If a claim under sections 1 or 2 of this Article XI is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the

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unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled also to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expense hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.

         4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Corporation's certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested, directors, or otherwise.

         5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Law.

                                     ARTICLE XII

         The election of directors need not be by written ballot.

                                     ARTICLE XIII

         The Board of Directors shall have power to adopt, amend, and repeal the Bylaws of the Corporation. Any Bylaws adopted by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, provisions of the Bylaws

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of the Corporation regulating the number, qualification, and election of directors, newly created directorships and vacancies, removal of directors and election of directors shall not be amended or repealed and no provision inconsistent with provisions regulating such matters in the then existing Bylaws shall be adopted without the affirmative vote of the holders of at least two-thirds of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article XIII.

                                     ARTICLE XIV

         This Certificate of Incorporation may be amended from time to time as provided in the Delaware General Corporation Law, as amended from time to time.

         IN WITNESS WHEREOF, Securacom, Incorporated has caused this certificate to be signed by its President, who hereby acknowledges under penalty of perjury that the facts herein stated are true and that this certificate is the act and deed of the Corporation, this day of , 1997.


                                      SECURACOM, INCORPORATED



                                      By:

                                      Name:

                                      Title:

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